NEWS   from:

STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Financial Results for the Third Quarter 2009

HOUSTON, October 29, 2009 -- Stewart Information Services Corporation (NYSE-STC) reported the results of its operations for the quarter and nine months ended September 30, 2009 (dollar amounts are in millions, except per share figures):

	Third Quarter		Nine Months
	2009(a)	2008(b)	2009(a)	2008(b)
Total revenues	$460.0	$396.7	$1,204.2	$1,219.3
Pretax loss before noncontrolling interests	(21.6)	(39.7)	(72.0)	(124.7)
Income tax expense (benefit) (c)	0.2	(11.3)	3.8	(45.6)
Net loss attributable to Stewart	(23.7)	(30.0)	(81.9)	(83.9)
Net loss per share attributable to Stewart	(1.30)	(1.66)	(4.51)	(4.64)

(a)
The third quarter of 2009 includes pretax charges of $12.5 million relating to title loss reserve strengthening adjustments for prior policy years, $3.8 million relating to an increase in the 2009 title loss provision rate, $8.6 million relating to large title losses and $2.2 million relating to the impairment of other assets. In addition to amounts noted above, the first nine months of 2009 also include pretax charges of $19.2 million relating to title loss reserve strengthening adjustments for prior policy years and $22.4 million relating to several agency defalcations and large title losses offset by $9.2 million relating to recoveries of previously recognized title losses.  In addition to the amounts above recorded in the third quarter of 2009, the first nine months of 2009 include credits of $5.9 million for the settlements of legal matters in the Company’s favor and a pretax charge of $8.9 million relating to the impairment of investment securities and other assets.

(b)
The third quarter of 2008 includes a pretax charge of $10.5 million relating to a reserve for large title losses offset by $10.0 million relating to recoveries of previously recognized title losses. The third quarter of 2008 also includes pretax charges of $2.6 million and $2.5 million relating to the impairment of investment securities and office closure costs, respectively.  In addition to the amounts noted above, the first nine months of 2008 include a title loss reserve strengthening adjustment of $14.0 million relating to prior policy years, $17.7 million relating to large title losses and agency defalcations and a software impairment charge of $6.1 million.

(c)
Income tax expense in 2009 is related to certain goodwill book/tax differences and taxes in foreign jurisdictions for our international operations, as well as taxes for subsidiaries not included in our consolidated federal tax return.  The Company did not recognize an income tax benefit during the first nine months of 2009 relating to its pretax loss due to the recording of a valuation allowance against deferred tax assets at year-end 2008.

As previously announced on October 15, 2009, Stewart successfully closed its issuance of $65 million of Convertible Senior Notes due 2014.  The approximately $62.2 million in net proceeds were used to replace bank debt on which repayment could have been demanded at any time, thereby extending Stewart's maturities for this debt to October 2014 if not converted into shares of common stock before or at maturity.  The notes pay interest semiannually at a rate of 6 percent per annum beginning on April 15, 2010. The notes are, subject to certain limitations, convertible into shares of Stewart's common stock at a conversion rate of 77.6398 shares per $1,000 principal amount of notes (equal to a conversion price of $12.88 per share), which will be adjusted in certain circumstances.  The conversion price represents a 25 percent premium above the $10.30 per share closing price of Stewart's common stock on the New York Stock Exchange on October 8, 2009.

Total revenues for the third quarter of 2009 increased 16.0 percent from the same period a year ago and decreased 1.2 percent in the first nine months of 2009 compared to the first nine months of 2008.  Title revenues were up 14.4 percent for the third quarter of 2009 compared to the third quarter of 2008 and lower by 1.7 percent for the year-to-date period of 2009 compared with the same period in the prior year.  Title revenues from our agency operations increased for both the third quarter and first nine months of 2009 compared with the same periods in 2008 as a result of new revenues from the addition of lower-risk agencies as well as significant increases in revenues from existing agencies.  We have enhanced our new agency qualification process to reduce our risk and increase remittances, in addition to canceling more than 3,200 underperforming agencies since the beginning of 2007.  As a result of these efforts to enhance our agency network, revenues from agency operations have increased in most states during 2009.

Revenues from direct operations decreased in the first nine months of 2009 compared with 2008 due to the impact of closing 217 unprofitable branch offices since the beginning of 2008.   Revenues from direct operations were also impacted by declines in our international and commercial revenues. Revenues in our real estate information services business (REI) increased 50.8 percent and 22.9 percent for the quarter and year-to-date periods of 2009 compared to the comparable periods in 2008, respectively.  The increase in REI revenues is predominantly due to loan modification services begun in the second quarter of 2009.

For the most recent two quarters, our quarterly pretax operating results improved significantly compared to the same quarters in the prior year.  Extensive, ongoing expense reduction efforts undertaken since 2008 have made our core operations profitable.  Our reported pretax losses are primarily a result of the negative impacts of reserve strengthening charges attributable to prior policy years and large title losses in both the second and third quarters of 2009, which also relate to prior policy years. The third quarter of 2009 includes an additional $12.5 million of title loss reserve strengthening expenses relating to prior policy years and $8.6 million reserve for large title losses. Adjusting for these items, our provisions for title losses for the third quarter of 2009 were 8.0 percent of title revenues compared with 7.0 percent for the same period of 2008.  In the previous 30 years, total reserve strengthening adjustments have aggregated only $71.2 million out of  $1.5 billion in total loss provision reserves.  In addition, during the third quarter we revised our title loss accrual rate for the year-to-date 2009 period, resulting in a $3.8 million catch-up adjustment to title losses.

Employee costs were 10.7 percent less in the third quarter of 2009 compared with the third quarter of 2008. As a percentage of operating revenues, employee costs fell to 27.2 percent in the third quarter of 2009 from 35.3 percent in the third quarter of 2008. Overall, headcount has continued to decline from year end 2008 even while revenues have increased for the third quarter of 2009 compared with the third quarter of 2008 as we focus on improving productivity in our title production and back-office while delivering high-quality customer service in the front office. In addition, other operating costs declined 12.5 percent in the third quarter of 2009 compared with the same period in 2008.

We continue to achieve gains in productivity, cost reductions and improved accuracy in our regional production centers which perform title searches, examinations and commitments for multiple offices.  By leveraging economies of scale while developing local experts in search and examination, we are already achieving reduced costs per order, and anticipate measurable reductions in future claims arising from search and exam errors.

Our back-office shared-services initiatives remain on target and continue to generate expense reductions in 2009 in the areas of human resources, finance and accounting, procurement and information technology through reduced salary and overhead costs and leverage of buying power. We anticipate additional savings once we substantially complete implementation of our enterprise systems in late 2010.

Title orders opened for the current quarter and year-to-date periods were comparable to the same periods of 2008.  Orders opened for the first three weeks of October 2009 have increased on a per workday basis compared to the same period in 2008 and over September month-to-date.

Existing home sales were up 9.2 percent in September compared to the same month a year ago on a seasonally-adjusted annualized basis.  Offsetting these increases in the number of sales, however, was a decline in prices.  Existing home median prices averaged $177,900 in the third quarter of 2009, down 11.7 percent from the same period in 2008.  New home sales, at a seasonally-adjusted annualized rate of 402,000, were down 12 percent in September 2009 when compared to September 2008.  The average median new home sales price in the third quarter of 2009 of $203,367 was down 9.1 percent from the same period in 2008. Generally, a 5 percent decline in home selling prices reduces title revenues by 3 to 4 percent (however, this varies significantly from state-to-state and within price levels).

Freddie Mac reported on October 1, 2009, that interest rates for 30-year, fixed-rate loans averaged 4.94 percent nationwide. To place this low rate in perspective, in the more than 500 weeks since January 2000, rates have been lower just 10 times.

"We are profitable for 2009 year-to-date in our affiliated title operations as well as in the REI segment in what remains a challenging real estate market," said Stewart Morris, Jr., president and co-chief executive officer. "Our focus is to continue to adjust staffing and expenses for profitable results in changing market conditions and improving productivity while providing exceptional customer service, leading to gains in market share and revenues.  Stewart’s national market share rose from 12.5 to 13.1 percent from the second quarter of 2008 to the second quarter of 2009.  We remain focused on increasing the productivity of our associates and operations while advancing the cost reduction measures ongoing since 2008."

"We are seeing positive developments and improved performance in almost all facets of our operations as well as in the residential real estate market," said Malcolm S. Morris, chairman and co-chief executive officer. “We are extremely pleased to have successfully replaced callable bank debt with the 6 percent Convertible Senior Notes due 2014 held by non-bank institutional investors.  Although we had already repaid more than $50 million of this debt year-to-date, this note issuance removed the short-term repayment requirements of our former bank debt.  Progress continues to be made in increasing title premium rates charged or modifying agency splits, and we remain committed to pursuing pricing improvements in our underwriter operations where possible.  We are aggressively working at reducing title loss expense with a target of less than 5 percent of title revenues by 2012.  Since our claims expenses are taken at the time of recognition without regard to potential future recovery, we anticipate reduced claims expense as recoveries are realized in the future.”

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps taken since 2008; our ability to access the equity and debt financing markets; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended September 30		Nine months ended September 30
	2009	2008	2009	2008
Revenues
Title insurance:
Direct operations	176,795	176,713	502,915	557,988
Agency operations	263,822	208,558	648,015	613,124
Real estate information	15,394	10,210	44,532	36,228
Investment income	4,952	7,016	15,763	22,550
Investment and other losses– net	(972)	(5,832)	(7,013)	(10,541)
	459,991	396,665	1,204,212	1,219,349
Expenses
Amounts retained by agencies	216,798	169,333	534,254	499,457
Employee costs	124,968	140,006	362,108	438,045
Other operating expenses	76,616	87,541	213,889	260,787
Title losses and related claims	55,462	29,644	141,325	108,961
Depreciation and amortization	6,962	8,360	21,823	32,413
Interest	756	1,433	2,847	4,369
	481,562	436,317	1,276,246	1,344,032
Loss before taxes and non-controlling interests	(21,571)	(39,652)	(72,034)	(124,683)
Income tax expense (benefit)	249	(11,269)	3,786	(45,557)
Net loss	(21,820)	(28,383)	(75,820)	(79,126)
Less net earnings attributable to noncontrolling interests	1,876	1,592	6,121	4,730
Net loss attributable to Stewart	(23,696)	(29,975)	(81,941)	(83,856)

Net loss per share attributable to Stewart	(1.30)	(1.66)	(4.51)	(4.64)

Average number of basic shares (000)	18,196	18,109	18,177	18,082

Segment information:
Title revenues	444,597	386,455	1,159,680	1,183,121
Title pretax loss before noncontrolling interests	(27,199)	(35,118)	(82,517)	(112,425)

REI revenues	15,394	10,210	44,532	36,228
REI pretax earnings (loss) before noncontrolling interests	5,628	(4,534)	10,483	(12,257)

Selected financial information:
Cash provided (used) by operations	4,151	(25,066)	(10,714)	(71,706)
Title loss payments - net of recoveries	38,732	30,809	110,190	100,272
Other comprehensive earnings (loss)	10,291	(10,331)	19,450	(17,827)

Number of title orders opened (000):
July	38.1	39.6
August	35.0	35.3
September	36.6	34.9
Quarter	109.7	109.8

Number of title orders closed (000):
Quarter	88.5	78.4

	September 30 2009	Dec 31 2008
Stockholders’ equity	440,198	501,186
Number of shares outstanding (000)	18,239	18,142
Book value per share	24.14	27.63

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	September 30	Dec 31
	2009	2008
Assets
Cash and cash equivalents	96,445	76,558
Cash and cash equivalents-statutory reserve funds	12,276	9,688
Total cash and cash equivalents	108,721	86,246

Short-term investments	30,519	37,120
Investments – statutory reserve funds	391,530	374,508
Investments – other	78,717	156,267
Receivables – premiums from agencies	31,778	35,707
Receivables – other	81,394	87,895
Allowance for uncollectible amounts	(19,675)	(17,504)
Property and equipment	71,134	83,633
Title plants	78,428	78,363
Goodwill	212,763	210,901
Intangible assets	6,711	8,448
Other assets	66,933	84,105
Investments – pledged, at fair value	221,405	222,684

	1,360,358	1,448,373

Liabilities
Notes payable	82,475	135,276
Line of credit, secured by pledged investments	221,405	222,684
Accounts payable and accrued liabilities	96,394	112,306
Estimated title losses	499,274	463,084
Deferred income taxes	20,612	13,837

	920,160	947,187

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and additional paid-in capital	145,439	143,811
Retained earnings	266,011	347,952
Accumulated other comprehensive earnings	19,743	293
Treasury stock	(4,330)	(4,097)
Stockholders’ equity attributable to Stewart	426,863	487,959
Noncontrolling interests	13,335	13,227
Total stockholders' equity	440,198	501,186

	1,360,358	1,448,373